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                                                                       Exhibit 5

                                  June 3, 2005

Board of Directors
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan  48098

      Re:   Registration Statement on Form S-8
            Flagstar Bancorp, Inc.
            2000 Stock Incentive Plan, as amended

Ladies and Gentlemen:

      We have acted as special counsel to Flagstar Bancorp, Inc. (the "Company"), in connection with its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 500,000 shares of Common Stock of the Company to be issued pursuant to the Flagstar Bancorp, Inc. 2000 Stock Incentive Plan, as amended (the "Incentive Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the terms of the Incentive Plan, will be validly issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is a part of the Registration Statement.

                                               Very truly yours,

                                               /s/ KUTAK ROCK LLP